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                                                                     EXHIBIT 8.1


                               December ___, 1998


Asset Backed Securities Corporation
11 Madison Avenue
New York, New York 10010


            Re:   Triad Auto Receivables Owner Trust 1998-4

Ladies and Gentlemen:

            We have acted as special counsel to Triad Financial Corporation ("Triad") in connection with the sale and assignment of certain non-prime motor vehicle retail installment sale contracts secured by new and used automobiles and light-duty trucks (the "Receivables") by Triad to Asset Backed Securities Corporation ("ABSC"), and from ABSC to Triad Auto Receivables Owner Trust 1998-4 (the "Issuer") formed pursuant to the Amended and Restated Trust Agreement, dated as of November 1, 1998 (the "Trust Agreement"), among Triad Financial Corporation Special Purpose Corporation II, as certificateholder, ABSC, as depositor, Triad, as servicer, Wilmington Trust Company, as owner trustee (the "Owner Trustee"). Capitalized terms used herein without definition have the meanings ascribed to them in the Trust Agreement.

            In connection with our opinions set forth herein, we have examined and relied upon and base our opinion on (i) the Trust Agreement, (ii) the Sale and Servicing Agreement, dated as of November 1, 1998, relating to the Issuer, among Triad in its individual capacity and as Servicer, ABSC, the Issuer as Purchaser, and Chase Manhattan Bank, as indenture trustee (the "Indenture Trustee") and as backup servicer, (iii) the Receivables Purchase Agreement, dated as of November 1, 1998 between Triad as Seller and ABSC as Purchaser, (iv) the Indenture, dated as of November 1, 1998, between the Issuer and the Indenture Trustee, (v) the Prospectus Supplement and the Prospectus for the Class A Notes, filed by ABSC on [November 30, 1998] and (vi) such other documents, records and matters of law as we have deemed necessary for purposes of this opinion.
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Asset Backed Securities Corporation
December __, 1998
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            Our opinion is based upon our analysis and interpretation of the
Internal Revenue Code of 1986, as amended (the "Code"), as well as upon court decisions, regulations, and other administrative interpretations of the Code. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, our opinion has no binding effect on the Internal Revenue Service or on any court and only represents our professional judgment. Thus, there can be no assurance that positions contrary to those stated in our opinion may not be asserted by the Internal Revenue Service.

            Subject to the foregoing, it is our opinion that for federal income tax purposes: (i) the Class A Notes, held by persons other than the Triad, will constitute indebtedness for federal income tax purposes, and (ii) the Issuer will not be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes.

            Based upon the foregoing, we hereby confirm that the statements set forth in the Prospectus Supplement under the heading "Material Federal Income Tax Consequences" accurately reflect our opinion.

            Our opinion is issued as of the date hereof and is limited to the laws now in effect as to which our opinion relates and facts and circumstances in existence on the date hereof, and we assume no undertaking to advise you of any changes in the opinion expressed herein as a result of any change in any laws, facts or circumstances which may come to our attention after the date hereof. This opinion is rendered only to those to whom it is specifically addressed and may not be disclosed or relied on in connection with any transaction other than the transactions contemplated by the Trust Agreement. The opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-3 of ABSC (File No. 333-64351) and to being named in the Prospectus Supplement under the caption "Material Federal Income Tax Consequences" with respect to the matters stated therein. Further, we hereby consent to the incorporation by reference of this opinion into such Registration Statement.

                                          Very truly yours,




                                          Dechert Price & Rhoads